Exhibit 99.1

100 Carillon Parkway • St. Petersburg, FL 33716

NEWS FOR IMMEDIATE RELEASE

Contacts:
Renee Svec	Cindy Williams
Director - Corporate Communications	Investor Relations Manager
727.214.3440	727.214.3438
rsvec@FADV.com	clwilliams@FADV.com

FIRST ADVANTAGE CORPORATION APPOINTS

ANAND NALLATHAMBI AS CEO AND

ACCEPTS RESIGNATION OF JOHN LONG

ST. PETERSBURG, Fla., March 5, 2007—First Advantage Corporation (NASDAQ: FADV), a global risk mitigation and business solutions provider, announced today the resignation of John W. Long as chief executive officer and director, effective March 30, 2007. Long will be succeeded by Anand K. Nallathambi, who is currently serving as president of First Advantage and has been appointed by the Board of Directors to assume the position of chief executive officer, effective March 30, 2007. Nallathambi will continue to serve as the company’s president. Additionally, the Nominating Committee of the company has nominated Nallathambi to serve on the Board of Directors and the Board has approved the nomination, which is subject to shareholder approval at the company’s annual meeting in April.

“I want to express how much I have enjoyed building First Advantage into the dynamic company it is today”, said John Long, chief executive officer. “I’ll be leaving at the end of March to pursue my passion of building companies from the ground up. I am confident that I am leaving First Advantage with an excellent management team in place that will continue the strategic growth plans established.”

“We thank John for his commitment and the visionary leadership that he has provided the company for nearly four years,” stated Parker Kennedy, chairman of First Advantage Corporation and chairman and chief executive officer of The First American Corporation (NYSE: FAF). “John is a remarkable builder of businesses. While at First American he built a $1+ billion business before turning his attention to First Advantage.

“Under John’s leadership, First Advantage has completed 49 acquisitions since its inception as a publicly traded company and has become a major player in all of its markets. We are pleased that John will continue to provide strategic advice for the next eighteen months as an independent consultant while he utilizes his proven skills in other successful ventures.

“Anand is a proven leader who has overseen the growth and profitability of the Credit Information Group for many years before becoming president of First Advantage in 2005. As a seasoned executive with demonstrated strategic focus and operational experience, he will continue to be instrumental in the execution of First Advantage’s growth initiatives.”

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First Advantage Appoints Nallathambi as CEO

Nallathambi joined First Advantage as president following the acquisition of First American’s Credit Information Group (CIG) in September 2005. Having joined First American in 1995, he held various management and strategic business development positions, which included start up and development of the Appraisal Services unit, managing the Credit Information Group and implementing the growth strategy of First American CREDCO. Nallathambi also serves on the Board of Directors of the Consumer Data Industry Association, an international trade association that represents consumer information companies.

“I am honored to lead this exceptional company and build on John’s significant achievements. I believe that our company continues to have tremendous potential for growth and that we have an exciting future ahead of us,” said Nallathambi.

Nallathambi’s leadership style will bring continued focus on organic growth and cross-sell strategies in all of First Advantage’s business segments, as well as increased operational efficiency throughout the organization.

The current management team—consisting of John Lamson, executive vice president and chief financial officer; Akshaya Mehta, executive vice president and chief operating officer and the segment presidents—will remain in their current positions and continue to provide proven leadership as they play a significant role in applying their talent, energy and keen understanding of the company’s strategy .. Through the leadership of this senior management team, First Advantage will continue to expand its products and services, market share, geographic reach and long-term potential.

First Advantage will hold a conference call to discuss this press release in more detail at 10:00 a.m. ET, Monday, March 5, 2007, via teleconference and webcast. The teleconference dial-in number is 888.889.1954 within the U.S., or 210.234.0032 outside the U.S. The teleconference pass code is “Advantage”. The live audio webcast of the call will be accessible from the Investor Relations section of First Advantage’s Web site at www.FADV.com. An audio replay of the teleconference will be available through March 12, 2007, by dialing 800.679.9657 within the U.S., or 203.369.3317 outside the U.S. An audio archive of the webcast will also be available for replay on First Advantage’s website following the call.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) combines industry expertise with information to create products and services that organizations worldwide use to make smarter business decisions. First Advantage is a leading provider of consumer credit information in the mortgage, automotive and subprime markets; business credit information in the transportation industry; lead generation services; motor vehicle record reports; supply chain security consulting; employment background verifications; occupational health services; applicant tracking systems; recruiting solutions; skills and behavioral assessments; business tax consulting services; insurance fraud, corporate and litigation investigations; surveillance; computer forensics; electronic discovery; data recovery; due diligence reporting; resident screening; property management software; renters insurance and consumer location services. First Advantage ranks among the top companies in all of its major business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 4,500 employees in offices throughout the United States and abroad. More information about First Advantage can be found at www.FADV.com.

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First Advantage Appoints Nallathambi as CEO

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a FORTUNE 500® company that traces its history to 1889. First American is America’s largest provider of business information, supplying businesses and consumers with valuable information products to support the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

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